EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Media Contacts:
Joanna Lambert, joanna.g.lambert@aexp.com, +1.212.640.9668
Mike O’Neill, mike.o’neill@aexp.com, +1.212.640.5951

Investors/Analysts Contacts:
Toby Willard, sherwood.s.willardjr@aexp.com, +1.212.640.1958
Ron Stovall, ronald.stovall@aexp.com. +1.212.640.5574

AMERICAN EXPRESS FIRST QUARTER EPS UP 33% to $0.97
REVENUES RISE 7% ON STRONG CARDMEMBER SPENDING
CREDIT QUALITY CONTINUES TO IMPROVE

(Millions, except per share amounts)

	Quarters Ended		Percentage
	March 31,		Inc/(Dec)
	2011	2010

Total Revenues Net of Interest Expense	$7,031	$6,560	7%

Net Income	$1,177	$885	33%

Earnings Per Common Share – Diluted:

Net Income Attributable to Common Shareholders1	$0.97	$0.73	33%

Average Diluted Common Shares Outstanding	1,198	1,191	1%

Return on Average Equity	27.9%	18.0%

New York – April 20, 2011 - American Express Company (NYSE: AXP) today reported first-quarter net income of $1.2 billion, up 33 percent from $885 million a year ago. Diluted earnings per share was $0.97, up 33 percent from $0.73 a year ago.

Consolidated total revenues net of interest expense were $7.0 billion, up 7 percent from $6.6 billion a year ago. The increase largely reflects higher cardmember spending and higher travel commissions and fees, partially offset by lower interest income due to a lower yield on the loan portfolio.

Consolidated provisions for losses totaled $97 million compared to $943 million in the year-ago period reflecting continued improvement in credit quality.

Consolidated expenses totaled $5.2 billion, up 19 percent from $4.4 billion a year ago. The increase reflected significant investments in business building initiatives, as well as higher rewards costs.

The company's return on average equity (ROE) was 27.9 percent, up from 18.0 percent a year ago.

_____________________________
1	Represents net income, less earnings allocated to participating share awards and other items of $14 million and $12 million for the three months ended March 31, 2011 and 2010, respectively.

“Record earnings this quarter reflect credit quality and billed business trends that are among the best we’ve seen,” said Kenneth I. Chenault, chairman and chief executive officer, American Express. “Cardmember spending was up 17 percent, with broad-based strength across all our businesses segments. After several years of decline, our lending portfolio leveled off and total revenues grew at the healthiest pace since before the recession.

“Continued improvement in credit quality strengthened our bottom line results and provided additional resources to enhance premium products, expand reward offerings and build technology that supports our best-in-class customer service.

“Our stepped up investment spending has helped us capitalize on opportunities during the early stages of the economic recovery and strengthen relationships with consumer, small business and corporate customers. By moving aggressively, we have also been able to expand our leadership role in online commerce, introduce the next generation of digital payments and deepen our relationships with merchants internationally.

“A good deal of our investment spending has been funded with the benefits of rapidly improving credit quality and payments from the settlement of litigation with MasterCard and Visa. Now, with credit losses at historical lows and settlement payments ending in the second and fourth quarter, we are moving forward with plans to slow the growth of our operating expenses towards the end of this year and into next.

“While the economic and regulatory environment remains uncertain, we are generating strong momentum across our businesses and are well positioned to deliver strong results for our shareholders.”

Segment Results

U.S. Card Services reported first-quarter net income of $555 million, up 34 percent from $414 million a year ago.

Total revenues net of interest expense increased 2 percent to $3.6 billion from $3.5 billion. Revenues reflect higher cardmember spending, partially offset by lower interest income due to a lower yield on the loan portfolio.

Provisions for losses totaled $47 million, down 93 percent from $687 million a year ago. The decline reflects continued improvement in credit quality.

Total expenses increased 21 percent. Marketing, promotion, rewards and cardmember services expenses increased 30 percent from the year-ago period, reflecting higher volume-related rewards costs and an increase in the ultimate redemption rate estimate for the U.S. Membership Rewards program due to increased cardmember engagement, as well as increased investments in marketing and promotions. Salaries and employee benefits and other operating expenses increased 8 percent from year-ago levels, reflecting a charge related to accounting for hedging the company’s fixed-rate debt compared to a benefit in the year-ago period, as well as various customer service initiatives and technology investments.

The effective tax rate was 39 percent compared to 37 percent in the year-ago quarter.

International Card Services reported first-quarter net income of $189 million, up 36 percent from $139 million a year ago.

Total revenues net of interest expense increased 6 percent to $1.2 billion, from $1.1 billion, reflecting higher cardmember spending, partially offset by lower interest income due to a lower yield on the loan portfolio.

Provisions for losses totaled $5 million, down 97 percent from $158 million a year ago. The decline reflects continued improvement in credit quality.

Total expenses increased 19 percent. Marketing, promotion, rewards and cardmember services expenses increased 16 percent from year-ago levels, reflecting higher volume-related rewards costs and co-brand expenses, as well as increased investments in marketing and promotion. Salaries and employee benefits and other operating expenses increased 20 percent from year-ago levels, partially reflecting customer service initiatives and technology investments.

The effective tax rate was 21 percent compared to 16 percent in the year-ago quarter.

Global Commercial Services reported first-quarter net income of $184 million, up 116 percent from $85 million a year ago.

Total revenues net of interest expense increased 16 percent to $1.1 billion, from $965 million, reflecting increased spending by corporate cardmembers and higher travel commissions and fees.

Provisions for losses totaled $23 million, down 71 percent from $78 million a year ago, reflecting continued improvement in credit quality, as well as increased provision associated with implementing an enhanced reserve methodology in the year-ago quarter.

Total expenses increased 9 percent. Marketing, promotion, rewards and cardmember services expenses increased 10 percent from the year-ago period, primarily reflecting higher volume-related rewards costs. Salaries and employee benefits and other operating expenses increased 9 percent from the year-ago period, reflecting increases in sales force expenses, as well as a charge related to accounting for hedging the company’s fixed-rate debt compared to a benefit in the year-ago period.

The effective tax rate was 31 percent, consistent with the year-ago quarter.

Global Network & Merchant Services reported first quarter net income of $313 million, up 24 percent from $253 million a year ago.

Total revenues net of interest expense increased 16 percent to $1.1 billion, from $982 million, reflecting higher merchant-related revenues driven by an increase in global card spending, as well as an increase in revenues from Global Network Services’ bank partners.

Total expenses increased 13 percent. Marketing, promotion, rewards and cardmember services expenses were consistent with the year-ago period. Salaries and employee benefits and other operating expenses increased 18 percent, reflecting business-building investments.

The effective tax rate was 34 percent compared to 36 percent in the year-ago quarter.

Corporate and Other reported first-quarter net loss of $64 million compared with net loss of $6 million a year ago, partially reflecting investments in Enterprise Growth Group initiatives. The results for both periods reflect income of $220 million ($136 million after-tax) for the previously announced MasterCard and Visa settlements.

# # #

American Express is a global services company, providing customers with access to products, insights and experiences that enrich lives and build business success. Learn more at www.americanexpress.com and connect with us on www.facebook.com/americanexpress, www.twitter.com/americanexpress and www.youtube.com/americanexpress.

The 2011 First Quarter Earnings Supplement will be available today on the American Express web site at http://ir.americanexpress.com. An investor conference call will be held at 5:00 p.m. (ET) today to discuss first-quarter earnings results. Live audio and presentation slides for the investor conference call will be available to the general public at the same web site. A replay of the conference call will be available later today at the same web site address.

Cautionary Note Regarding Forward-Looking Statements

This supplement includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, which are subject to risks and uncertainties. The forward-looking statements, which address the company’s expected business and financial performance, among other matters, contain words such as “believe,” “expect,” “estimate,” “anticipate,” “optimistic,” “intend,” “plan,” “aim,” “will,” “may,” “should,” “could,” “would,” “likely,” and similar expressions. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made. The company undertakes no obligation to update or revise any forward-looking statements. Factors that could cause actual results to differ materially from these forward-looking statements, include, but are not limited to, the following:

•
changes in global economic and business conditions, including consumer and business spending, the availability and cost of credit, unemployment and political conditions, all of which may significantly affect spending on the Card, delinquency rates, loan balances and other aspects of our business and results of operations;

•
changes in capital and credit market conditions, which may significantly affect the company’s ability to meet its liquidity needs, access to capital and cost of capital, including changes in interest rates; changes in market conditions affecting the valuation of our assets; or any reduction in our credit ratings or those of our subsidiaries, which could materially increase the cost and other terms of our funding, restrict our access to the capital markets or result in contingent payments under contracts;

•
litigation, such as class actions or proceedings brought by governmental and regulatory agencies (including the lawsuit filed against the company by the U.S. Department of Justice and certain state attorneys general), that could result in (i) the imposition of behavioral remedies against the company or the company’s voluntarily making certain changes to its business practices, the effects of which in either case could have a material adverse impact on the company’s financial performance; (ii) the imposition of substantial monetary damages in private actions against the company; and/or (iii) damage to the company’s global reputation and brand;

•
legal and regulatory developments wherever we do business, including legislative and regulatory reforms in the United States, such as the Dodd-Frank Act’s stricter regulation of large, interconnected financial institutions, changes in requirements relating to securitization and the establishment of the Bureau of Consumer Financial Protection, which could make fundamental changes to many of our business practices or materially affect our capital requirements, results of operations, ability to pay dividends or repurchase our stock; or actions and potential future actions by the FDIC and credit rating agencies applicable to securitization trusts, which could impact the company’s ABS program;

•
changes in the substantial and increasing worldwide competition in the payments industry, including competitive pressure that may impact the prices we charge merchants that accept our Cards and the success of marketing, promotion or rewards programs;

•
changes in technology or in our ability to protect our intellectual property (such as copyrights, trademarks, patents and controls on access and distribution), and invest in and compete at the leading edge of technological developments across our businesses, including technology and intellectual property of third parties whom we rely on, all of which could materially affect our results of operations;

•
data breaches and fraudulent activity, which could damage our brand, increase our costs or have regulatory implications, and changes in regulation affecting privacy and data security under federal, state and foreign law, which could result in higher compliance and technology costs to ourselves or our vendors;

•
changes in our ability to attract or retain qualified personnel in the management and operation of the company’s business, including any changes that may result from increasing regulatory supervision of compensation practices;

•
changes in the financial condition and creditworthiness of our business partners, such as bankruptcies, restructurings or consolidations, involving merchants that represent a significant portion of our business, such as the airline industry, or our partners in Global Network Services or financial institutions that we rely on for routine funding and liquidity, which could materially affect our financial condition or results of operations;

•
uncertainties associated with business acquisitions, including the ability to realize anticipated business retention, growth and cost savings or effectively integrate the acquired business into our existing operations;

•
changes affecting the success of our reengineering and other cost control initiatives, such as the ability to execute plans during the year with respect to certain of the company's facilities, which may result in the company not realizing all or a significant portion of the benefits that we intend;

•
the actual amount to be spent by the company on investments in the business, including on marketing, promotion, rewards and cardmember services and certain other operating expenses, which will be based in part on management’s assessment of competitive opportunities and the company’s performance and the ability to control and manage operating, infrastructure, advertising and promotion expenses as business expands or changes;

•	the effectiveness of the company’s risk management policies and procedures, including credit risk relating to consumer debt, liquidity risk in meeting business requirements and operational risks;
•
changes affecting our ability to accept or maintain deposits due to market demand or regulatory constraints, such as changes in interest rates and regulatory restrictions on our ability to obtain deposit funding or offer competitive interest rates, which could affect our liquidity position and our ability to fund our business; and

•
factors beyond our control such as fire, power loss, disruptions in telecommunications, severe weather conditions, natural disasters, terrorism, “hackers” or fraud, which could affect travel-related spending or disrupt our global network systems and ability to process transactions.

A further description of these uncertainties and other risks can be found in the company’s Annual Report on Form 10-K for the year ended December 31, 2010 and the company’s other reports filed with the SEC.

5

All information in the following tables is presented on a basis prepared in accordance with U.S. generally accepted accounting principles (GAAP), unless otherwise indicated. Prior period amounts have been revised to reflect various changes associated with the Company's reclassification of certain contractual lump sum payments to partners, previously recognized in Other, net, expenses, as either contra Discount revenue or Marketing and promotion expense. Additionally,  the tables reflect changes to the Company's segment allocation methodology due to reorganization of certain businesses, such as Enterprise Growth, across its reportable operating segments.

(Preliminary)

American Express Company
Consolidated Statements of Income

(Millions)

	Quarters Ended
	March 31,		Percentage
	2011	2010	Inc/(Dec)

Revenues
Non-interest revenues
Discount revenue	$3,902	$3,422	14%
Net card fees	537	521	3
Travel commissions and fees	454	385	18
Other commissions and fees	529	500	6
Other	475	425	12
Total non-interest revenues	5,897	5,253	12
Interest income
Interest and fees on loans	1,619	1,775	(9)
Interest and dividends on investment securities	88	117	(25)
Deposits with banks and other	20	13	54
Total interest income	1,727	1,905	(9)
Interest expense
Deposits	137	128	7
Short-term borrowings	-	1	#
Long-term debt and other	456	469	(3)
Total interest expense	593	598	(1)
Net interest income	1,134	1,307	(13)
Total revenues net of interest expense	7,031	6,560	7
Provisions for losses
Charge card	198	227	(13)
Cardmember loans	(120)	688	#
Other	19	28	(32)
Total provisions for losses	97	943	(90)
Total revenues net of interest expense after provisions for losses	6,934	5,617	23

Expenses
Marketing and promotion	709	619	15
Cardmember rewards	1,577	1,211	30
Cardmember services	164	157	4
Salaries and employee benefits	1,522	1,327	15
Professional services	663	561	18
Occupancy and equipment	394	384	3
Communications	95	95	-
Other, net	78	11	#
Total	5,202	4,365	19
Pretax income	1,732	1,252	38
Income tax provision	555	367	51
Net income	$1,177	$885	33
Net income attributable to common shareholders (A)	$1,163	$873	33

# - Denotes a variance of more than 100%.

(A) Represents net income less earnings allocated to participating share awards and other items of $14 million and $12 million for the three months ended March 31, 2011 and 2010, respectively.

(Preliminary)
American Express Company
Condensed Consolidated Balance Sheets

(Billions)

	March 31,	December 31,
	2011	2010

Assets
Cash	$22	$17
Accounts receivable	41	40
Investment securities	11	14
Loans	55	58
Other assets	15	18
Total assets	$144	$147

Liabilities and Shareholders' Equity
Customer deposits	$32	$30
Short-term borrowings	3	3
Long-term debt	61	66
Other liabilities	31	32
Total liabilities	127	131

Shareholders' Equity	17	16
Total liabilities and shareholders' equity	$144	$147

(Preliminary)
American Express Company
Financial Summary

(Millions)

	Quarters Ended
	March 31,		Percentage
	2011	2010	Inc/(Dec)

Total revenues net of interest expense
U.S. Card Services	$3,577	$3,502	2%
International Card Services	1,208	1,135	6
Global Commercial Services	1,121	965	16
Global Network & Merchant Services	1,137	982	16
	7,043	6,584	7
Corporate & Other, including adjustments and eliminations	(12)	(24)	(51)

CONSOLIDATED TOTAL REVENUES NET OF INTEREST EXPENSE	$7,031	$6,560	7

Pretax income (loss)
U.S. Card Services	$910	$653	39
International Card Services	240	165	45
Global Commercial Services	265	124	#
Global Network & Merchant Services	476	393	21
	1,891	1,335	42
Corporate & Other	(159)	(83)	91

PRETAX INCOME	$1,732	$1,252	38

Net income (loss)
U.S. Card Services	$555	$414	34
International Card Services	189	139	36
Global Commercial Services	184	85	#
Global Network & Merchant Services	313	253	24
	1,241	891	39
Corporate & Other	(64)	(6)	#

NET INCOME	$1,177	$885	33

# - Denotes a variance of more than 100%.

(Preliminary)
American Express Company
Financial Summary (continued)

	Quarters Ended
	March 31,		Percentage
	2011	2010	Inc/(Dec)
EARNINGS PER COMMON SHARE

BASIC
Net income attributable to common shareholders	$0.98	$0.74	32%

Average common shares outstanding (millions)	1,192	1,185	1%

DILUTED
Net income attributable to common shareholders	$0.97	$0.73	33%

Average common shares outstanding (millions)	1,198	1,191	1%

Cash dividends declared per common share	$0.18	$0.18	-%

Selected Statistical Information

	Quarters Ended
	March 31,		Percentage
	2011	2010	Inc/(Dec)

Return on average equity (A)	27.9%	18.0%
Return on average common equity (A)	27.6%	17.1%
Return on average tangible common equity (A)	35.6%	22.2%
Common shares outstanding (millions)	1,202	1,198	-%
Book value per common share	$14.54	$11.21	30%
Shareholders' equity (billions)	$17.5	$13.4	31%

# - Denotes a variance of more than 100%.

(A) Refer to Appendix I for components of return on average equity, return on average common equity and return on average tangible common equity.

(Preliminary)
American Express Company
Components of Return on Average Equity (ROE), Return on Average Common Equity (ROCE),
and Return on Average Tangible Common Equity (ROTCE)
Appendix I

(Millions)

	For the Twelve Months Ended
	March 31,	December 31,	September 30,	June 30,	March 31,
	2011	2010	2010	2010	2010

ROE

Net income	$4,349	$4,057	$3,711	$3,258	$2,578
Average shareholders' equity	$15,564	$14,755	$14,307	$13,863	$14,290
Return on average equity (A)	27.9%	27.5%	25.9%	23.5%	18.0%

Reconciliation of ROCE and ROTCE

Net income	$4,349	$4,057	$3,711	$3,258	$2,578
Preferred shares dividends and related accretion	-	-	-	-	234
Earnings allocated to participating share awards and other	52	51	47	42	30
Net income attributable to common shareholders	$4,297	$4,006	$3,664	$3,216	$2,314

Average shareholders' equity	$15,564	$14,755	$14,307	$13,863	$14,290
Average preferred shares	-	-	-	-	782
Average common shareholders' equity	$15,564	$14,755	$14,307	$13,863	$13,508
Average goodwill and other intangibles	3,487	3,334	3,234	3,157	3,081
Average tangible common shareholders' equity	$12,077	$11,421	$11,073	$10,706	$10,427
Return on average common equity (A)	27.6%	27.2%	25.6%	23.2%	17.1%
Return on average tangible common equity (B)	35.6%	35.1%	33.1%	30.0%	22.2%

(A) Return on average equity and return on average common equity are calculated by dividing one year period net income/net income attributable to common shareholders by one year average total shareholders’ equity/average common shareholders' equity, respectively.

(B) Return on average tangible common equity is computed in the same manner as return on average common equity except the computation of average tangible common shareholders' equity excludes average goodwill and other intangibles.  Management believes that return on average tangible common equity is a useful measure of the profitability of its business.